Exhibit 99.1

March 18, 2011

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS	MEDIA
Tamera Gjesdal	Cynthia Williams
Senior Vice President	Executive Vice President
Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-1478
TGjesdal@BBandT.com	Cynthia.Williams@BBandT.com

BB&T among the first large banks to increase dividend
Maintains one of the strongest payouts to shareholders in the industry
Declares 6.7% increase and special 1-cent dividend for first quarter

WINSTON-SALEM, N.C. – The board of directors of BB&T Corporation (NYSE: BBT) today declared a 1-cent increase in the 2011 second-quarter dividend, as well as a special 1-cent dividend. After a review of BB&T’s capital plan and projections under very rigorous scenarios, the Federal Reserve today did not object to BB&T’s request to raise the dividend.

The total second-quarter dividend is $0.16 plus the $0.01 special dividend per common share. At this quarterly rate, the annual dividend is equivalent to $0.64 per common share. The $0.16 regular dividend represents a 6.7% increase over last year’s dividend.

“BB&T is pleased to provide this increase in our dividend and to be in the first group allowed to increase the dividend,” said Chairman and CEO Kelly King. “We continue to be one of the strongest capitalized institutions in the industry and we believe this action confirms that strength.

“We are proud to have maintained the fourth highest dividend yield among S&P 500 banks. We view this as a good first step to further increases in the future,” said King.

The dividends will be paid May 2, 2011, to shareholders of record as of April 8, 2011. BB&T has one of the strongest dividend payouts in the country for banks and has paid a cash dividend to shareholders every year since 1903. The company has approximately 694 million shares outstanding.

About BB&T
BB&T Corporation (NYSE: BBT) is one of the largest financial services holding companies in the U.S. with approximately $157.1 billion in assets and market capitalization of $18.3 billion, as of Dec. 31, 2010. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com. More information about BB&T Corporation is available at www.BBT.com/About.

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